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                                                                    EXHIBIT 12.2
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                             LEINER HEALTH PRODUCTS INC.
                      COMPUTATION OF EBITDA TO INTEREST EXPENSE
                                (DOLLARS IN THOUSANDS)

                                                                       FISCAL YEARS ENDED MARCH 31,

                                                      1994          1995           1996          1997(1)         1998
                                                 -------------  -------------  -------------  -------------  -------------
Net income (loss)                                  $   3,417      $   3,813      $   1,166      $   7,638      $ (17,417)
Add back:
   Interest expense, net                               7,144          9,010          9,924          8,281         19,494
   Income taxes                                        3,573          3,524          4,686          8,028          1,196
   Depreciation and amortization                       7,247         10,514         12,288         12,309         13,349
   Extraordinary item                                      -              -              -            295          1,109
   Compensation related to stock options                 264            132            132             99          8,300
   Impairment and closure of facilities                    -              -          4,730          1,416          1,221
   Other non-cash charges                              1,753              -              -             18              -
                                                  -----------    -----------    -----------    -----------    -----------

Subtotal                                              19,981         23,180         31,760         30,446         44,669
                                                  -----------    -----------    -----------    -----------    -----------

EBITDA (2)                                         $  23,398      $  26,993      $  32,926      $  38,084      $  27,252
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------

Interest expense, net (2)                          $   7,144      $   9,010      $   9,924      $   8,281     $   19,494
Less amortization of deferred financing charges            -            184            212            239          1,331
                                                  -----------    -----------    -----------    -----------    -----------

Adjusted interest expense, net                     $   7,144      $   8,826      $   9,712      $   8,042     $   18,163
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------

Ratio of EBITDA to interest expense                      3.3            3.1            3.4            4.7            1.5
                                                  -----------    -----------    -----------    -----------    -----------
                                                  -----------    -----------    -----------    -----------    -----------

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(1)   On January 30, 1997, the Company purchased Vita Health. The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997.

(2) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the income statement in the audited consolidated financial statements.

      "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and other non-cash charges, consisting of (i) the write off of deferred financing charges, net of income taxes, included as an extraordinary item in the statements of operations for fiscal 1997 and the first quarter of fiscal 1998, (ii) the non-cash stock compensation charges, including that which was recorded in connection with the Recapitalization, (iii) expenses related to the impairment and closure of the OTC liquid pharmaceuticals manufacturing facility in fiscal 1996 and 1997, and (iv) other non-cash charges in fiscal 1994 and fiscal 1997. Although EBITDA (as well as related EBITDA ratios) is a non-GAAP measurement, EBITDA, EBITDA margin, the ratio of total debt to EBITDA and the ratio of EBITDA to interest expense are included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

















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